Exhibit 10.1

AMENDMENT TO EXECUTIVE

EMPLOYMENT AGREEMENT

This Amendment to executive Employment Agreement (this “Amendment”) is made and entered into effective as of August 16, 2021 (the “Effective Date”), by and between Ballantyne Strong, Inc., a Delaware corporation (“Company”), and Mark Roberson (“Executive”).

RECITALS

A.	Company and Executive are parties to that certain Executive Employment Agreement dated as of November 6, 2018 (the “Employment Agreement”). Unless otherwise indicated, all capitalized terms herein shall have the meanings assigned to them in the Employment Agreement; and

B.	Pursuant to Section 12.1 of the Employment Agreement, Company and Executive desire to amend the Employment Agreement pursuant to the terms and conditions of this Amendment.

AGREEMENT

Now, Therefore, in consideration of the covenants and conditions set forth herein, and for other good and valuable consideration, Company and Executive hereby agree as follows:

1. The Employment Agreement is hereby amended by amending and restating Section 3 thereof in its entirety as follows:

3. Term of Employment; Termination.

3.1 The Employee’s employment will be “at-will,” meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any reason, with or without Cause (as defined below).

3.2 In the event Employee is terminated by the Company at any time without Cause, Employee will be entitled to severance equal to one (1) year of the Employee’s base salary payable over a period of twelve (12) months following the termination date in accordance with the Company’s regular payroll practices and, if Employee timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay Employee’s COBRA premiums for a period of twelve (12) months following the termination date.

For purposes of this Agreement, “Cause” shall mean: (i) Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee’s willful failure to comply with any valid and legal directive of the Company’s Board of Directors; (iii) Employee’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company; (v) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (vi) Employee’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company.

2. All other provisions of the Employment Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have executed this Amendment to Executive Employment Agreement as of the Effective Date.

COMPANY:		EXECUTIVE:

BALLANTYNE STRONG, INC.,
a Delaware corporation

/s/ Mark Roberson
Mark Roberson

By:	/s/ Charles T. Lanktree
Name:	Charles T. Lanktree
Title:	Chairman, Compensation Committee

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